Exhibit 4.2

FIRST SUPPLEMENTAL JUNIOR SUBORDINATED INDENTURE

Dated as of November 7, 2006

between

PARTNERRE FINANCE II, INC.,
Issuer

PARTNERRE LTD.,
Guarantor

to

THE BANK OF NEW YORK
Trustee

TABLE OF CONTENTS

			PAGE
ARTICLE 1
DEFINITIONS

Section	1.01.	Definitions of Terms	1

ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE CENts

Section	2.01.	Designation and Principal Amount	10
Section	2.02.	Maturity	11
Section	2.03.	Form and Payment	11
Section	2.04.	Interest	11
Section	2.05.	No Payment of Additional Amounts	13

ARTICLE 3
REDEMPTION OF THE CENts

Section	3.01.	Redemption	13
Section	3.02.	Redemption Procedure for CENts	13
Section	3.03.	Payment of Securities Called for Redemption	14

ARTICLE 4
NO SINKING FUND

Section	4.01.	No Sinking Fund	15

ARTICLE 5
DEFERRAL OF INTEREST

Section	5.01.	Deferral of Interest	15
Section	5.02.	Notices of Deferral; Commencement of Deferral Period	16

ARTICLE 6
EVENTS OF DEFAULT; OTHER COVENANT BREACHES

Section	6.01.	Events of Default	16

ARTICLE 7
COVENANTS

Section	7.01.	Certain Restrictions During Deferral Periods	18
Section	7.02.	Obligation to Effect Certain Sales of Qualifying Securities;
	Alternative Payment Mechanism		20

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Section	7.03.	Restriction on Activities	21
Section	7.04.	Calculation of Original Issue Discount	21

ARTICLE 8
FORM OF CENt

Section	8.01.	Form of CENt	21

ARTICLE 9
ORIGINAL ISSUE OF CENts

Section	9.01.	Original Issue of CENts	26

ARTICLE 10
LIMITATION ON CLAIMS

Section	10.01.	Limitation on Claim for Deferred Interest	26

ARTICLE 11
MISCELLANEOUS

Section	11.01.	Ratification of Indenture	26
Section	11.02.	Other Provisions	26
Section	11.03.	Trustee Not Responsible for Recitals; Concerning the
	Calculation Agent		26
Section	11.04.	Governing Law	27
Section	11.05.	Separability	27
Section	11.06.	Counterparts	27

ii

     FIRST SUPPLEMENTAL JUNIOR SUBORDINATED INDENTURE, dated as of November 7, 2006 (the “First Supplemental Subordinated Indenture”), among PartnerRe Finance II, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), PartnerRe Ltd., a company duly organized and existing under the Laws of Bermuda (the “Guarantor”), and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”), supplementing the Junior Subordinated Indenture, dated as of November 7, 2006 (the “Base Indenture”).

     WHEREAS, the Company has executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company’s subordinated debentures, notes or other evidence of indebtedness (the “Securities”), to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;

     WHEREAS, pursuant to the terms of the Base Indenture and this First Supplemental Subordinated Indenture (together, the “Indenture”), the Company desires to provide for the establishment of a new series of its Securities to be known as its 6.440% Fixed-to-Floating Rate Junior Subordinated Capital Efficient Notes due 2066 (the “CENts”), which shall be in the form of junior subordinated debentures, with specific terms and provisions, the form and substance of such CENts and the terms, provisions and conditions thereof to be set forth as provided in this Indenture; and

     WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Subordinated Indenture, and all requirements necessary to make this First Supplemental Subordinated Indenture a valid instrument in accordance with its terms, and to make the CENts, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done and performed, and the execution and delivery of this First Supplemental Subordinated Indenture has been duly authorized in all respects:

     NOW THEREFORE, in consideration of the purchase and acceptance of the CENts by the Holders thereof, and for the purpose of setting forth, as provided in this Indenture, the form and substance of the CENts and the terms, provisions and conditions thereof, it is mutually covenanted and agreed as follows:

ARTICLE 1
DEFINITIONS

     Section 1.01. Definitions of Terms. Unless the context otherwise requires:

     (a) a term not defined herein that is defined in the Base Indenture has the same meaning when used in this First Supplemental Subordinated Indenture;

     (b) the definition of any term in this First Supplemental Subordinated Indenture that is also defined in the Base Indenture shall supersede the definition of such term in the Base Indenture;

     (c) a term defined anywhere in this First Supplemental Subordinated Indenture has the same meaning throughout;

     (d) the singular includes the plural and vice versa;

     (e) headings are for convenience of reference only and do not affect interpretation;

     (f) the following terms have the meanings given to them in this Section 1.01(f):

     “Alternative Payment Mechanism” has the meaning provided in Section 7.02 hereof.

     “Bloomberg Page BBAM1” means the display designated as Page BBAM1 on the Bloomberg Service or any successor page or service for the purposes of displaying the London interbank offered rates for U.S. dollar deposits.

     “Business Day” means any day that is not a Saturday, a Sunday, a legal holiday or a day on which banking institutions or trust companies located in New York City are authorized or obligated by law to close.

     “Calculation Agent” means, initially, the Trustee and any other successor firm appointed by the Company to act as calculation agent for the CENts.

     “CENts” shall have the meaning set forth in the recitals of this First Supplemental Subordinated Indenture.

     “Company” shall have the meaning set forth in the preamble of this First Supplemental Subordinated Indenture.

     “Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent as having a term comparable to the period from the redemption date to December 1, 2016 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term comparable to such period.

     “Comparable Treasury Price” means, with respect to a redemption date (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     “Compounded Interest” means accrued and unpaid interest on the CENts, together with interest thereon, to the extent permitted by applicable law, compounded as set out in Section 2.04(g) hereof.

     “Coupon Rate” means the Fixed Rate during the Fixed Rate Period and the Floating Rate during the Floating Rate Period.

     “Deferral” has the meaning provided in Section 5.01 hereof.

     “Deferral Period” has the meaning provided in Section 5.01 hereof.

     “Deferred Interest” has the meaning provided in Section 5.01 hereof.

     “Depositary,” with respect to the CENts, means The Depository Trust Company or any successor clearing agency.

     “Event of Default” has the meaning provided in Section 6.01 hereof.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Fixed Rate” has the meaning provided in Section 2.04(a) hereof.

     “Fixed Rate Period” means the period from the date of initial issuance of the CENts up to but not including December 1, 2016 or earlier redemption.

     “Floating Rate” has the meaning provided in Section 2.04(c) hereof.

     “Floating Rate Period” means the period from December 1, 2016 up to but not including the Maturity Date or earlier redemption.

     “H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Federal Reserve System Board of Governors, available through the Board of Governors of the Federal Reserve System’s web site at http://www.federalreserve.gov/releases/H15/ or any successor site or publication.

     “Indenture” has the meaning set forth in the preamble of this First Supplemental Subordinated Indenture.

     “Intent-Based Replacement Disclosure” means that the securities’ issuer has publicly stated its intention, either in the prospectus or other offering document under which the relevant securities were initially offered for sale or in filings with the SEC made under the Exchange Act prior to or contemporaneously with the issuance of such securities, that the issuer will redeem or repurchase such securities only with the proceeds of specified replacement securities that (i) have terms and provisions that would provide at least as much equity credit as the securities then being redeemed or repurchased, at the time of redemption or repurchase and would be similar to such securities in terms of maturity, subordination, deferral and settlement of distributions, and (ii) are issued within 180 days prior to the applicable redemption or repurchase date.

     “Interest Payment Date” means (i) until and including December 1, 2016 (or, if December 1, 2016 is not a Business Day, the first Business Day thereafter), each June 1 and December 1, commencing June 1, 2007; and (ii) following December 1, 2016 (or, if December 1, 2016 is not a Business Day, the first Business Day thereafter), each March 1, June 1, September 1 and December 1, commencing March 1, 2017; provided that if any such day from and after the first Interest Payment Date for the Floating Rate Period is not a Business Day, then the Interest Payment Date shall be the immediately succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, then such Interest Payment Date shall be the immediately preceding Business Day.

     “Interest Payment Period” means the semi-annual or quarterly period, as applicable, from and including an Interest Payment Date to but not including the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be determined from and including the date of initial issuance of the CENts (subject to Section 2.01(b)) to but not including June 1, 2007 and except for the last Interest Payment Period of the Fixed Rate Period which shall be determined from and including the penultimate Interest Payment Date in the Fixed Rate Period to but not including December 1, 2016, regardless of whether or not December 1, 2016 is a Business Day and the first Interest Payment Date of the Floating Rate Period shall be determined from and including December 1, 2016 regardless of whether or not December 1, 2016 is a Business Day.

     “Junior Subordinated Debt Securities Guarantee Agreement” means the Junior Subordinated Debt Securities Guarantee Agreement as amended by the First Supplemental Junior Subordinated Debt Securities Guarantee Agreement, both dated as of November 7, 2006 and between the Guarantor (as guarantor) and The Bank of New York (as guarantee trustee).

     “LIBOR Determination Date” means 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of an Interest Payment Period in the Floating Rate Period.

     “London Banking Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     “Make-Whole Redemption Amount” means the sum of the present value of (i) the aggregate principal amount outstanding of the CENts discounted from the Interest Payment Date falling on December 1, 2016 to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus fifty (50) basis points, and (ii) the scheduled semi-annual interest payments from the date fixed for redemption through and including the Interest Payment Date on December 1, 2016, discounted from such Interest Payment Date to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus fifty (50) basis points, plus any accrued and unpaid interest, together with any Compounded Interest to the date of redemption, as calculated by the calculation agent.

     “Mandatory Trigger Provision” means a term of the Qualifying Preference Shares that prevents the security issuer from paying dividends on such shares (and such unpaid dividends shall not accumulate) if the securities’ issuer fails to satisfy one or more specified financial tests designed to capture a deterioration in the securities’ issuer’s financial condition.

     “Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

     (i) the Company or the Guarantor would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue such common or Qualifying Preference Shares and such consent or approval has not yet been obtained notwithstanding the Company’s or the Guarantor’s commercially reasonable efforts to obtain such consent or approval;

     (ii) the Company or the Guarantor is prohibited, by official orders from any judicial, regulatory or administrative authority, from issuing common or Qualifying Preference Shares except during a specified time period, if any, approved by such authority;

     (iii) the Company or the Guarantor is prohibited, by official orders from any judicial, regulatory or administrative authority, from paying the proceeds of the Guarantor’s common shares or Qualifying Preference Shares issuance to the Holders of the CENts;

     (iv) general trading in securities on the New York Stock Exchange or any other principal exchange upon which the Qualifying Securities are traded or are proposed to be listed, or trading in the Qualifying Securities (or any options or futures contracts related to such securities) on any exchange or in the over-the-counter market shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Securities and Exchange Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction;

     (v) a banking moratorium shall have been declared by federal or state authorities of the United States, such that market trading in the Guarantor’s common shares and/or Qualifying Preference Shares has been materially disrupted;

     (vi) a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States, such that market trading in the Guarantor’s common shares and/or Qualifying Preference Shares has been materially disrupted; or

     (vii) an event occurs and is continuing as a result of which the offering document for such offer and sale of securities would, in the Guarantor’s judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (1) the disclosure of that event at such time, in the Guarantor’s judgment, would have a material adverse effect on Guarantor’s business or (2) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which, in the Guarantor’s judgment, would impede Guarantor’s ability to consummate such transaction, provided that no single suspension period contemplated by this clause (vii) may exceed 90 consecutive days and multiple suspension periods contemplated by this provision may not exceed an aggregate of 180 days in any 360-day period.

     “Maturity Date” means the date on which the CENts mature as specified in Section 2.02 hereof and on which the principal shall be due and payable together with all accrued and unpaid interest thereon including Compounded Interest.

     “Maximum Common Share Number” means, initially, three million common shares of the Guarantor’s capital stock, adjusted as necessary for any share split, reverse share split, reclassification, exchange or similar transaction. The Guarantor may, at its sole discretion, increase the Maximum Common Share Number if the Guarantor determines that such increase is necessary to allow the payment of Deferred Interest pursuant to the Alternative Payment Mechanism.

     “Other Covenant Breach” has the meaning provided in Section 6.01(b) hereof.

     “Par Redemption Amount” means a cash redemption price of 100% of the principal amount of the CENts to be redeemed, plus accrued and unpaid interest, together with any Compounded Interest, on such CENts to the date of redemption.

     “Permitted Remedies” means (a) rights in favor of the holders of securities to elect one or more directors of the Guarantor and (b) complete or partial prohibitions on the Guarantor’s payment of distributions on or repurchasing common stock or other securities that rank equally with or junior as to distributions to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.

     “Preference Share Issuance Cap” means 25% of the aggregate principal amount of the CENts initially issued and applies to the net proceeds of all Qualifying Preference Shares issued to satisfy the Alternative Payment Mechanism in connection with the current and all prior Deferral Periods.

     “Primary Treasury Dealer” means (1) J.P. Morgan Securities Inc. and Lehman Brothers Inc. and (2) any additional primary U.S. government securities dealers in New York City selected by the Company, and their successors.

     “Qualifying Preference Shares” means the Guarantor’s non-cumulative perpetual preference shares that (i) contain only Permitted Remedies and (ii)(a) are subject to Intent-Based Replacement Disclosure and have a Mandatory Trigger Provision or (b) are subject to a Replacement Capital Covenant.

     “Qualifying Securities” means the Guarantor’s common shares issued up to the Maximum Common Share Number and the Guarantor’s Qualifying Preference Shares issued up to the Preference Share Issuance Cap.

     “Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company.

     “Rating Agency Event” means the determination by the Company or the Guarantor of a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act that currently publishes a rating for the Guarantor or any of its subsidiaries (a “rating agency”) in the equity credit criteria for securities such as the CENts resulting in a lower equity credit to the Guarantor or any of its subsidiaries than the equity credit assigned by such rating agency to the CENts on their issue date.

     “Reference Treasury Dealer” means a Primary Treasury Dealer; provided, however, that if any of the Primary Treasury Dealers ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

     “Replacement Capital Covenant” means the provision pursuant to which the securities’ issuer agrees, in connection with the issuance of the Qualifying Preference Shares and for the benefit of persons that buy, hold or sell a specified series of its long-term indebtedness ranking senior to the Qualifying Preference Shares that the securities’ issuer will not repay, redeem or repurchase the Qualifying Preference Shares, on or before December 1, 2066, unless the principal amount repaid or the applicable redemption or repurchase price does not exceed a maximum amount determined by reference to the aggregate amount of net cash proceeds received from sales of securities with the same or greater equity benefits, all as specified in an agreement on which outside counsel has provided an affirmative opinion as to enforceability.

     “Securities” has the meaning set forth in the recitals of this First Supplemental Subordinated Indenture.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Senior Indebtedness” means, with respect to the CENts, all Indebtedness of the Company outstanding at any time, except (i) the CENts, (ii) Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or pari passu with the CENts or any other Indebtedness ranking pari passu therewith, (iii) interest accruing after the filing of a petition initiating any proceeding relating to the Guarantor referred to in Section 6.01(a)(iii) of the First Supplemental Subordinated Indenture unless such interest is an allowed claim enforceable against the Company in a proceeding under federal or state bankruptcy laws, (iv) trade accounts payable, (v) any liability for income, franchise, real estate or other taxes owed or owing, or (vi) any Indebtedness including all other debt securities, initially issued to (x) any trust sponsored by the Guarantor or (y) any other trust, partnership or other entity affiliated with the Guarantor which is a financing vehicle of the Guarantor or any Affiliate of the Guarantor.

     “Subordinated Guarantee” means the guarantee pursuant to the Junior Subordinated Debt Securities Guarantee Agreement.

     “Tax Event” means, with respect to the CENts, the receipt by the Company of an opinion of counsel, rendered by a law firm with experience in such matters, to the effect that, as a result of (a) any amendment to, or change

(including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision interpreting or applying such laws or regulations (including any change in interpretation or application of law or regulation by any taxing authority), or (c) a threatened challenge asserted in connection with an audit of the Guarantor or any of its subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the CENts, which amendment or change is effective or which pronouncement or decision is announced or which challenge occurs on or after the date of issuance of the CENts, there is more than an insubstantial increase in the risk that (i) interest accruing or payable by the Company on the CENts is not or, at any time subsequent to the Company’s receipt of such opinion, will not be, wholly deductible for U.S. federal income tax purposes or (ii) a recharacterization of the CENts gives rise or, at any time subsequent to the Company’s receipt of such opinion, will give rise, to any withholding taxes imposed on the Company or its direct or indirect parent.

     “3-Month LIBOR,” with respect to an Interest Payment Period during the Floating Rate Period, means the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period that appears on Bloomberg Page BBAM1 as of the relevant LIBOR Determination Date.

     If 3-Month LIBOR cannot be determined for an Interest Payment Period as described above, the Company will select four major banks in the London interbank market. The Company will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the LIBOR Determination Date for such Interest Payment Period to the Company and the Calculation Agent, and if the Calculation Agent is then not the Trustee, to the Trustee. These quotations will be for deposits in U.S. dollars for a three-month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time.

     If two or more quotations are provided, 3-Month LIBOR for such Interest Payment Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Company will select three offered rates quoted by three major banks in New York City on the LIBOR Determination Date for such Interest Payment Period. The rates quoted will be for loans in U.S. dollars for a three-month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by the Company are quoting rates, 3-Month LIBOR for the applicable Interest Payment Period will be the same as for the immediately preceding Interest Payment Period or, if the immediately preceding Interest Payment Period is an Interest Payment Period during the Fixed Rate Period, the same as for the most recent quarter for which 3-Month LIBOR can be determined.

     “Treasury Rate” means the yield, under the heading that represents the average for the week immediately prior to the redemption date, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the end of the relevant Interest Payment Period, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month). If such release (or any successor release) is not published during the week preceding the redemption date or does not contain such yields, “Treasury Rate” means the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

     “Trustee” shall have the meaning set forth in the preamble of this First Supplemental Subordinated Indenture.

ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE CENts

     Section 2.01. Designation and Principal Amount. (a) There is hereby authorized a series of Securities designated the 6.440% Fixed-to-Floating Rate Junior Subordinated Capital Efficient Notes due 2066, which shall be in the form of junior subordinated debentures issued by the Company under this Indenture, unlimited in aggregate principal amount.

     (b) The Company may, from time to time, subject to compliance with any other applicable provisions of this First Supplemental Subordinated Indenture but without the consent of the Holders, create and issue pursuant to this First Supplemental Subordinated Indenture an unlimited principal amount of additional Securities (in excess of any amounts theretofore issued) having the same terms and conditions to those of the other outstanding Securities, except that any such additional Securities (i) may have a different issue date and issue price from other outstanding Securities and (ii) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other outstanding Securities. Such additional Securities shall constitute part of the same series of Securities hereunder, unless such additional Securities constitute a different class of securities than the original series of Securities for U.S. federal income tax purposes.

     Section 2.02. Maturity. The Maturity Date will be December 1, 2066. Notwithstanding the preceding sentence, in the event that the Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding day which is a Business Day, except that if such Business Day is in the next succeeding calendar month, then the Maturity Date will be the immediately preceding day which is a Business Day.

     Section 2.03. Form and Payment. Except as provided in Section 2.04, the CENts shall be issued in fully registered certificated form without interest coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof, bearing identical terms. Principal and interest on the CENts issued in certificated form will be payable, the transfer of such CENts will be registrable and such CENts will be exchangeable for CENts bearing identical terms and provisions at the office or agency of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Security Register.

     Section 2.04. Interest. (a) From the date of issuance up to but not including the Interest Payment Date for the last Interest Payment Period during the Fixed Rate Period or earlier redemption, the CENts will bear interest, accruing from the date of initial issuance, at the per annum rate of 6.440% (the “Fixed Rate”), payable semi-annually on each Interest Payment Date in respect of an Interest Payment Period during the Fixed Rate Period, commencing on June 1, 2007.

     (b) Interest payments in respect of Interest Payment Periods during the Fixed Rate Period will include accrued interest from and including the last date in respect of which interest has been duly paid or provided for to, but not including, the next succeeding Interest Payment Date or the date of redemption, as the case may be; provided, however, that the amount of interest payable for the last Interest Payment Period of the Fixed Rate Period shall be determined from and including the penultimate Interest Payment Date in the Fixed Rate Period to but not including December 1, 2016, regardless of whether or not December 1, 2016 is a Business Day. In the event that any date on which interest for a Fixed Rate Period is payable on the CENts is not a Business Day, payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). The amount of interest payable for any full Interest Payment Period during the Fixed

Rate Period will be computed on the basis of a 360-day year of twelve thirty-day months, and the amount of interest payable for any period shorter than a full Interest Payment Period for which interest is computed will be computed on the basis of thirty-day months and, for periods of less than a thirty-day month, the actual number of days elapsed per thirty-day month.

     (c) After the Interest Payment Date for the last Interest Payment Period during the Fixed Rate Period up to, but not including, the Maturity Date or earlier redemption, the CENts will bear interest at the per annum rate of 3-Month LIBOR plus a margin equal to 2.325% (the “Floating Rate”), payable quarterly on each Interest Payment Date in respect of an Interest Payment Period during the Floating Rate Period.

     (d) The Calculation Agent will calculate the applicable Floating Rate and the amount of interest payable on each quarterly Interest Payment Date relating to an Interest Payment Period during the Floating Rate Period. Promptly upon such determination, the Calculation Agent will notify the Company and, if the Trustee is not then serving as the Calculation Agent, the Trustee, of the Floating Rate for the new quarterly Interest Payment Period. The Floating Rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive on the Company and the Holders of the CENts and the Trustee.

     (e) Interest payments during the Floating Rate Period will include accrued interest from and including the last date in respect of which interest has been duly paid or provided for to, but not including, the next succeeding Interest Payment Date, the date of redemption or the Maturity Date, as the case may be. The amount of interest payable will be computed on the basis of a 360-day year and the actual number of days elapsed in each quarterly Interest Payment Period. All percentages resulting from any interest rate calculation will be rounded upward or downward, as appropriate, to the next higher or lower one-hundred-thousandth of a percentage point.

     (f) Otherwise than in connection with the maturity or early redemption of the CENts or the payment in whole or in part of deferred or overdue interest on the CENts, interest on the CENts may be paid only on an Interest Payment Date.

     (g) To the extent permitted by applicable law, interest not paid when due hereunder, including, without limitation, all Deferred Interest, will accrue and compound semi-annually (during the Fixed Rate Period) or quarterly (during the Floating Rate Period) at the applicable Coupon Rate on each Interest Payment Date until paid. References to “interest” in this Indenture include references to such compounded interest.

     (h) The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Base

Indenture, be paid to the Person in whose name the CENts is registered at the close of business on the day next preceding the Interest Payment Date; provided, that in the event the CENts will not continue to remain in book-entry form or are not in the form of a Global Certificate, the record date for each Interest Payment Date shall be the fifteenth day of the month preceding the month in which such Interest Payment Date occurs. Any such interest installment not punctually paid or duly provided for within five Business Days of such Interest Payment Date shall forthwith cease to be payable to the registered Holders on such record date, and may be paid to the Person in whose name the CENts is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such interest after the Company has deposited with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such interest, notice whereof shall be given to the registered Holders of this series of CENts not less than ten days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the CENts may be listed, and upon such notice as may be required by such exchange.

     Section 2.05. No Payment of Additional Amounts. Notwithstanding Section 10.4 of the Base Indenture, the Company will not be required to pay any Additional Amounts with respect to the CENts.

ARTICLE 3
REDEMPTION OF THE CENts

     The Company shall have the right to redeem the CENts in accordance with Article 11 of the Base Indenture as amended and supplemented by the following provisions.

     Section 3.01. Redemption. The Company may, at the Company’s option, redeem the CENts (i) prior to December 1, 2016, in whole but not in part, upon the occurrence of a Rating Agency Event or within 90 days of a Tax Event, at a cash redemption price equal to the greater of (a) the Par Redemption Amount and (b) the Make-Whole Redemption Amount; or (ii) on or after December 1, 2016, in whole or in part, at a cash redemption price equal to the Par Redemption Amount.

     Section 3.02. Redemption Procedure for CENts. Notwithstanding the provisions of Section 11.4 of the Base Indenture, the Company will mail, or cause the Trustee to mail, notice of every redemption of CENts by first class mail, postage prepaid, and addressed to the Holders of record of the CENts to be redeemed at such Holder’s respective last address appearing on the Company’s books. Any redemption pursuant to this Article 3 will be made upon not less than fifteen days nor more than sixty days notice before the date fixed for redemption to the registered Holder of the CENts. If the CENts are to be redeemed in part pursuant to Section 3.01, the CENts will be redeemed pro rata or by lot or by any other method utilized by the Trustee that the Trustee shall deem fair and appropriate. Any notice mailed as provided in this Section 3.02 shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of the CENts designated for redemption shall not affect the redemption of any other CENts. Each such notice given to a Holder shall state: (i) the date of redemption; (ii) the redemption price; (iii) that the CENts are being redeemed pursuant to this Indenture or the terms of the CENts together with the facts permitting such redemption; (iv) if less than all outstanding CENts are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular CENts to be redeemed; (v) the place or places where the CENts are to be redeemed; and (vi) that interest on the CENts to be redeemed will cease to accrue on the date of redemption. Notwithstanding the foregoing or any provision of the Base Indenture, if the CENts are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Holders of CENts at such time and in any manner permitted by such facility. The redemption price shall be paid prior to 10:00, New York City time, on the date of such redemption or at such earlier time as the Company determines and specifies in the notice of redemption. The Company shall deposit with the Trustee or with a Paying Agent an amount of money sufficient to pay the redemption price of such CENts or any portion thereof which are to be redeemed on that date.

     Section 3.03. Payment of Securities Called for Redemption. If any notice of redemption has been given as provided in Section 3.02, the CENts or portion of the CENts with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice at the applicable redemption price. From and after such date, the CENts to be redeemed shall cease to bear interest. If any CENts called for redemption shall not be so paid upon surrender thereof for redemption, the principal of and premium, if any, on such CENts shall, until paid, bear interest from the date of redemption at the Coupon Rate. On presentation and surrender of such CENts at a place of payment in said notice specified, the said securities or the specified portions thereof shall be paid and redeemed by the Company at the applicable redemption price. Upon presentation of any CENts redeemed in part only, the Company shall execute and the Trustee shall authenticate and deliver to the Holder thereof, at the expense of the Company, new CENts of the same series, of authorized denominations, in aggregate principal amount equal to the unredeemed portion of the CENts so presented and having the same original issue date, Maturity Date and terms. If a Global Security is so surrendered, such new CENts will also be a new Global Security.

ARTICLE 4
NO SINKING FUND

     Article 12 of the Base Indenture shall be superseded by this Article 4 with respect to the CENts.

     Section 4.01. No Sinking Fund. The CENts are not entitled to the benefit of any sinking fund.

ARTICLE 5
DEFERRAL OF INTEREST

     Section 3.11 of the Base Indenture shall be superseded by this Article 5 with respect to the CENts.

     Section 5.01. Deferral of Interest. So long as no Event of Default with respect to the CENts has occurred and is continuing, the Company may elect to defer one or more interest payments on the CENts (a “Deferral” and any such deferred interest, “Deferred Interest”) at any time and from time to time for up to ten years. Deferred Interest will continue to accrue and compound semi-annually or quarterly, as applicable, on each Interest Payment Date, to the extent permitted by applicable law, at the applicable Coupon Rate. During any such period of Deferral (a “Deferral Period”), the Company may pay Deferred Interest only pursuant to the Alternative Payment Mechanism. On the earlier of (i) the fifth anniversary of the commencement of an ongoing Deferral Period or (ii) a payment of current interest on the CENts after the commencement of a Deferral Period, the Alternative Payment Mechanism will apply, with the consequence that the Guarantor, under the Junior Subordinated Debt Securities Guarantee Agreement, must (except upon an Event of Default with respect to the CENts) make commercially reasonable efforts to sell Qualifying Securities, as set out in Section 7.02 hereof and Article 3 of the Junior Subordinated Debt Securities Guarantee Agreement. If such sale is successful, the Company must provide for the payment of Deferred Interest in an amount not to exceed the net proceeds from the sale of such Qualifying Securities on the next succeeding Interest Payment Date following such five-year period or on such current Interest Payment Date. The Company’s payment of Deferred Interest in excess of an amount of the net proceeds from the sale of the Qualifying Securities would be a breach of its obligations under this Indenture but would not be an Event of Default. Prior to the tenth anniversary of the commencement of an ongoing Deferral Period, the Guarantor’s failure to sell Qualifying Securities as required by the Junior Subordinated Debt Securities Guarantee Agreement, and the resulting failure to make payments on the CENts, will constitute a breach of contract, on the part of the Guarantor under the Junior Subordinated Debt

Securities Guarantee Agreement, and on the part of the Company under this Indenture, but not an Event of Default allowing acceleration of the CENts.

     If the Company defers interest for a period of ten consecutive years from the commencement of a Deferral Period, the Company will be required to pay all accrued and unpaid interest (including Compounded Interest) at the conclusion of the ten-year period, and to the extent it does not do so, the Guarantor will, under the Junior Subordinated Debt Securities Guarantee Agreement, be required to make guarantee payments in accordance with the Subordinated Guarantee. If the Company fails to pay in full all accrued and unpaid interest (including Compounded Interest) at the conclusion of the ten-year period, such failure continues for 30 days and the Guarantor fails to make guarantee payments with respect thereto, an Event of Default will occur.

     Section 5.02. Notices of Deferral; Commencement of Deferral Period. The Company must provide a notice of its election to defer interest no more than 60 days and no fewer than one (1) Business Day prior to the relevant Interest Payment Date. A notice of deferral, once given, will be irrevocable and the deferral of payments on the related Interest Payment Date will be considered a Deferral. The Company’s failure to pay interest on an Interest Payment Date will constitute the commencement of a Deferral Period, unless the Company pays such interest within five Business Days of the Interest Payment Date, whether or not the Company provides a notice of deferral. Unpaid interest on the CENts will continue to accrue and compound during the pendency of any Deferral Period at the then applicable Coupon Rate. When a Deferral Period ends and the Company has paid all accrued and unpaid interest on the CENts, together with Compounded Interest thereon, the Company may begin a new Deferral Period, subject to the terms set out this Article 5. There is no limit on the number of Deferral Periods that the Company may begin. A Deferral Period will be deemed to commence on the first Interest Payment Date on which interest is deferred. However, notwithstanding anything in this Indenture to the contrary, the Company may not defer interest past the Maturity Date or redemption of the CENts.

ARTICLE 6
EVENTS OF DEFAULT; OTHER COVENANT BREACHES

     Section 5.1 of the Base Indenture shall be superseded by this Article 6 with respect to the CENts.

     Section 6.01. Events of Default. (a) “Event of Default” with respect to the CENts means:

     (i) default in the payment of the principal of or any premium on any CENt when such principal or premium becomes due and payable either at their Maturity, upon any redemption, by declaration of acceleration or otherwise;

     (ii) any non-payment of interest in connection with any Deferral Period that continues for ten consecutive years without all accrued and unpaid interest (including Compounded Interest) having been paid in full, such non-payment continues for 30 days and the Guarantor fails to make guarantee payments with respect thereto; or

     (iii) the commencement by the Company or the Guarantor of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization (other than a reorganization under a foreign law that does not relate to insolvency) or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by the Company or the Guarantor to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it, or the filing by the Company or the Guarantor of a petition or answer or consent seeking reorganization, arrangement, adjustment or composition of the Company or the Guarantor or relief under any applicable law, or the consent by the Company or the Guarantor to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of the Company or the Guarantor or any substantial part of the property of the Company or the Guarantor or the making by the Company or the Guarantor of an assignment for the benefit of creditors, or the taking of corporate action by the Company or the Guarantor in furtherance of any such action.

     (b) These Events of Default with respect to the CENts do not include failure to comply with or breach of other covenants in this Indenture, or the Junior Subordinated Debt Securities Guarantee Agreement, with respect to the CENts (an “Other Covenant Breach”), including the covenant in the Junior Subordinated Debt Securities Guarantee Agreement to sell Qualifying Securities through the Alternative Payment Mechanism to meet certain interest payment obligations. An Other Covenant Breach will only give rise to possible remedies if it continues for 90 days after delivery of specified notice.

     (c) If an Event of Default (other than an Event of Default pursuant to Section 6.01(a)(iii) hereof) occurs with respect to the CENts and continues, either the Trustee or the Holders of at least 25% in principal amount of the outstanding CENts may, by written notice as provided in the Base Indenture, declare the principal amount of all outstanding CENts and accrued interest to be due and payable immediately. An Event of Default pursuant to Section 6.01(a)(iii) hereof will cause the principal amount, premium (if any) and accrued interest to become immediately due and payable without any declaration or other act by the Trustee or any Holder. However, the payment of principal, premium, if any, and interest on the CENts and the Subordinated Guarantee will remain subordinated to the extent provided in this Indenture or in the Junior Subordinated Debt Securities Guarantee Agreement, as the case may be. In addition, at any time after such a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained, the Holders of a majority in principal amount of the CENts may rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, or premium, if any, or interest on the CENts, have been cured or waived as provided in this Indenture, and the Company has paid the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel. To the extent this paragraph conflicts with Section 5.2 of the Base Indenture, this paragraph shall govern

ARTICLE 7
COVENANTS

     Article 10 of the Base Indenture is hereby amended and supplemented with respect to the CENts by deleting Section 10.9 thereof and adding the following additional covenants of the Company.

     Section 7.01. Certain Restrictions During Deferral Periods. On any date on which (i) accrued interest (including Compounded Interest, if any) through the most recent Interest Payment Date has not been paid in full or (ii) an Event of Default under the CENts or the Subordinated Guarantee has occurred and is continuing, the Guarantor, under the Junior Subordinated Debt Securities Guarantee Agreement, will not, and will not permit any subsidiary to, make any equity or subordinated distributions, subject to the exceptions described below. For these purposes an “equity or subordinated distribution” is:

     (a) a declaration or payment of any dividends or any distributions on, or redemption, purchase, acquisition or liquidation payment on any of the capital stock of the Guarantor or any of its subsidiaries by the Guarantor or any of its subsidiaries;

     (b) any payment of principal, or interest or premium, if any, on, or repayment, repurchase or redemption of debt securities of the Company that rank equal or junior to the CENts (unless such payment is made ratably and in proportion to the respective amount of (1) the accrued and unpaid amount on such securities and (2) accrued amounts (including Compounded Interest, if any) on the CENts);

     (c) any payment of principal, or interest or premium, if any, or repayment, repurchase or redemption of debt securities of the Guarantor that rank equal or junior to the Subordinated Guarantee (unless such payment is made ratably and in proportion to the respective amount of (1) the accrued and unpaid amount on such securities and (2) accrued amounts (including Compounded Interest, if any) on the CENts); or

     (d) any guarantee payments on any guarantee made by the Guarantor of any debt securities of its subsidiaries if such guarantee ranks equal or junior in interest to the Subordinated Guarantee (unless such payment is made ratably and in proportion to the respective amount of (1) the accrued and unpaid amount on such securities and (2) accrued amounts (including Compounded Interest, if any) on the CENts).

     Notwithstanding the foregoing provisions and regardless of whether any Event of Default or Deferral Period shall have occurred or be continuing under the Junior Subordinated Debt Securities Guarantee Agreement, the Guarantor and its subsidiaries shall not be restricted from making or effecting the following dividends, distributions, redemptions, purchases, declarations, payments, exchanges and conversions:

     (a) dividends or distributions to common shareholders of the Guarantor in common shares or options or other rights to acquire the common shares of the Guarantor;

     (b) redemptions or purchases of any rights outstanding under a shareholder rights plan of the Guarantor, or the declaration of a dividend of such rights or the issuance of shares under such plan in the future;

     (c) purchases of common shares of the Guarantor pursuant to contractual arrangements existing on November 2, 2006 or related to the issuance of common shares under any of the Guarantor’s benefit plans for its directors, officers or employees;

     (d) the purchase of fractional shares resulting from a reclassification of the capital stock of the Guarantor;

     (e) the exchange or conversion of any class or series of the capital stock of the Guarantor (or any of its subsidiaries) for another class or series of the capital stock of the Guarantor (or any of its subsidiaries) or of any class or series of its (or any of its subsidiaries) indebtedness pursuant to the terms of the capital stock or indebtedness as originally issued;

     (f) the purchase of fractional interests in shares of the capital stock of the Guarantor (or any of its subsidiaries) pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

     (g) any inter-company payments, other than dividend payments by the Company or its direct parent, PartnerRe U.S. Corporation.

     If the Guarantor or any of its subsidiaries pays dividends during a Deferral Period in contravention of the provisions in this Section 7.01, such payment will constitute a breach of contract on the part of the Guarantor under the Subordinated Guarantee. If the Company pays dividends during a Deferral Period in contravention of the provisions in this Section 7.01, such payment will constitute a breach of contract on the part of the Company under the Indenture. However, such payment, without more, will not constitute an Event of Default that would permit acceleration of the CENts.

     In addition, in the event that any Deferral Period lasts longer than one year, the restrictions on the Guarantor’s and its subsidiaries’ ability to redeem or repurchase securities that rank equal or junior to the CENts or the Subordinated Guarantee will continue until the first anniversary of the date on which all Deferred Interest on the CENts has been paid.

     Section 7.02. Obligation to Effect Certain Sales of Qualifying Securities; Alternative Payment Mechanism. (a) Following the commencement of a Deferral Period, the Company may pay accrued but unpaid Deferred Interest, together with any Compounded Interest, only through the Alternative Payment Mechanism as described in this Section 7.02 and in the Guarantee (the “Alternative Payment Mechanism”), until the Company has paid in full all unpaid interest (including Compounded Interest). The Guarantor’s obligation, under the Junior Subordinated Debt Securities Guarantee Agreement, to make commercially reasonable efforts to sell Qualifying Securities, either in a public offering or by private placement, to satisfy the Alternative Payment Mechanism is subject to Market Disruption Events and other limitations (as set out in the Junior Subordinated Debt Securities Guarantee Agreement), and does not apply if an Event of Default with respect to the CENts has occurred and is continuing. The Company’s delivery of funds in an amount not to exceed the net proceeds from the issuance of Qualifying Securities to the Trustee to satisfy the relevant interest payment will be deemed to satisfy the Company’s obligations to pay interest on the CENts pursuant to the Alternative Payment Mechanism.

     (b) Any interest payment made pursuant to the Alternative Payment Mechanism will be applied against any then existing accrued and unpaid interest, including Compounded Interest, in chronological order beginning with the earliest unpaid Interest Payment Date. In the event that the Company defers the interest payment on the CENts and on other securities that rank equally with the CENts or the Subordinated Guarantee and that contain similar requirements to pay interest pursuant to an alternative payment mechanism, the Company will apply any net proceeds so raised on a pro rata basis towards its obligations to pay interest on the CENts and such equally ranking securities.

     Section 7.03. Restriction on Activities. The Company covenants and agrees that, for so long as any CENts issued by the Company remain outstanding, its activities will be limited to issuing CENts and lending the proceeds from the sale of CENts to PartnerRe U.S. Corporation, and any other activities necessary or incidental to these activities.

     Section 7.04. Calculation of Original Issue Discount. In the event the Company elects to defer one or more interest payments on the CENts pursuant to Article 5 hereof, the Company shall file with the Trustee promptly at the end of each calendar year thereafter (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of the year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time. This section supersedes Section 10.12 of the Base Indenture with respect to the CENts.

ARTICLE 8
FORM OF CENt

     Section 8.01. Form of CENt. The CENts and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the following forms:

[FORM OF FACE OF CENt]

     [IF THE CENt IS TO BE A GLOBAL SECURITY, INSERT - THIS CENt IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE CLEARING AGENCY OR A NOMINEE OF THE CLEARING AGENCY. THIS CENt IS EXCHANGEABLE FOR CENts REGISTERED IN THE NAME OF A PERSON OTHER THAN THE CLEARING AGENCY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS CENt (OTHER THAN A TRANSFER OF THIS CENt AS A WHOLE BY THE CLEARING AGENCY TO A NOMINEE OF THE CLEARING AGENCY OR BY A NOMINEE OF THE CLEARING AGENCY TO THE CLEARING AGENCY OR ANOTHER NOMINEE OF THE CLEARING AGENCY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.]

     [UNLESS THIS CENt IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND

ANY CENt ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

PARTNERRE FINANCE II, INC.

6.440% Fixed-to-Floating Rate Junior Subordinated
Capital Efficient Notes due 2066

No. R-1	$250,000,000
CUSIP No. 70212JAA3

     PARTNERRE FINANCE II, INC., a corporation organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum of TWO HUNDRED FIFTY MILLION dollars ($250,000,000) on December 1, 2066 (the “Maturity Date”). Notwithstanding the preceding sentence, in the event that the Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding day which is a Business Day. The Company further promises to pay interest on said principal sum from November 7, 2006 or from the most recent interest payment date to which interest has been paid or duly provided for in accordance with the Indenture.

     This CENt is subject to provisions in the Indenture relating to a fixed or floating interest rate, interest deferral and redemption, as set forth in the Indenture.

     The indebtedness evidenced by this CENt is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this CENt is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this CENt, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each Holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

     Each Holder of this CENt, by accepting the same, agrees that in the event of the Company’s or the Guarantor’s bankruptcy, insolvency or reorganization prior to the Maturity or redemption of any CENts, whether voluntary or not, such Holder of CENts will have no claim for, and thus no right to receive, accrued interest that is unpaid (including Compounded Interest thereon) and has not been settled through the application of the Alternative Payment Mechanism to the extent the amount of such interest exceeds an amount corresponding to two years of accumulated and unpaid interest (including Compounded Interest thereon) on such Holder’s CENts.

     Reference is hereby made to the further provisions of this CENt set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this CENt shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: November 7, 2006

PARTNERRE FINANCE II, INC.

By:

Name:
Title:

This is one of the CENts referred to in the within mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

By:

Authorized Officer

[REVERSE OF CENt]

     This CENt is one of a duly authorized issue of securities of the Company (herein called the “CENts”), issued and to be issued in one or more series under a

Junior Subordinated Indenture, dated as of November 7, 2006 (herein called the “Base Indenture”), between the Company, the Guarantor, and The Bank of New York, as trustee (herein called the “Trustee”), as supplemented by a First Supplemental Junior Subordinated Indenture, dated as of November 7, 2006 (the “First Supplemental Subordinated Indenture” and the Base Indenture as so supplemented, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the CENts, and of the terms upon which the CENts are, and are to be, authenticated and delivered. This CENt is one of the series designated on the face hereof, limited in aggregate principal amount to $250,000,000.

     All terms used in this CENt that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

     If an Event of Default with respect to CENts of this series shall occur and be continuing, the principal of the CENts of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

     The Indenture contains provisions for satisfaction, discharge and defeasance at any time of the entire indebtedness of this CENt upon compliance by the Company with certain conditions set forth in the Indenture.

     The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this CENt shall be conclusive and binding upon such Holder and upon all future Holders of this CENt and of any CENt issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this CENt.

     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this CENt is registrable in the Securities Register, upon surrender of this CENt for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new CENts of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to due presentment of this CENt for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this CENt is registered as the owner hereof for all purposes, whether or not this CENt be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     The CENts are issuable only in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. This Global Security is exchangeable for CENts in definitive form only under certain limited circumstances set forth in the Indenture. CENts so issued are issuable only in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. As provided in the Base Indenture and subject to certain limitations therein set forth, CENts are exchangeable for a like aggregate principal amount of CENts of a different authorized denomination, as requested by the Holder surrendering the same.

     No recourse shall be had for the payment of the principal of or the interest on this CENt, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

     The Company agrees and, by its acceptance of this CENt or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this CENt agrees to treat this CENt as indebtedness for United States federal, state and local tax purposes.

     THE INDENTURE AND THIS CENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

ARTICLE 9
ORIGINAL ISSUE OF CENts

     Section 9.01. Original Issue of CENts . CENts in the aggregate principal amount not to exceed $250,000,000, except as provided in Section 2.01(b) hereof, may, upon execution of this First Supplemental Subordinated Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said CENts to or upon the written order of the Company, signed by its Chief Executive Officer, its President, or any Vice President and its Treasurer or an Assistant Treasurer, without any further action by the Company.

ARTICLE 10
LIMITATION ON CLAIMS

     Section 10.01. Limitation on Claim for Deferred Interest. Each Holder of a CENt, by such Holder’s acceptance thereof, agrees that in the event of the Company’s or the Guarantor’s bankruptcy, insolvency or reorganization prior to the maturity or redemption of any CENts, whether voluntary or not, such Holder of CENts will have no claim for, and thus no right to receive, accrued interest that is unpaid (including Compounded Interest thereon) and has not been settled through the application of the Alternative Payment Mechanism to the extent the amount of such interest exceeds an amount corresponding to two years of accumulated and unpaid interest (including Compounded Interest thereon) on such Holder’s CENts.

ARTICLE 11
MISCELLANEOUS

     Section 11.01. Ratification of Indenture. The Base Indenture as supplemented by this First Supplemental Subordinated Indenture, is in all respects ratified and confirmed, and this First Supplemental Subordinated Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

     Section 11.02. Other Provisions. Sections 1.12, 10.10 and 10.11 of the Base Indenture are deleted in their entirety with respect to the CENts. Contrary to what is stated in Section 3.3 of the Base Indenture, the CENts need not be attested by a different Authorized Officer of the Company.

     Section 11.03. Trustee Not Responsible for Recitals; Concerning the Calculation Agent. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Calculation Agent shall have all of the rights, immunities, and protections accorded the Trustee under this Indenture.

     Section 11.04. Governing Law. This First Supplemental Subordinated Indenture and each CENt shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State applicable to contracts made and to be performed entirely within said State.

     Section 11.05. Separability. In case any one or more of the provisions contained in this First Supplemental Subordinated Indenture or in the CENts shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Subordinated Indenture or of the CENts, but this First Supplemental Subordinated Indenture and the CENts shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

     Section 11.06. Counterparts. This First Supplemental Subordinated Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Subordinated Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

PARTNERRE FINANCE II, INC., as Company

By:	/s/ John N. Adimari

	Name:	John N. Adimari
	Title:	Executive Vice President & CFO

By:	/s/ Cathy A. Hauck

	Name:	Cathy A. Hauck
	Title:	Executive Vice President, General
Counsel & Corporate Secretary

PARTNERRE LTD., as Guarantor

By:	/s/ Patrick A. Thiele

	Name:	Patrick A. Thiele
	Title:	President & CEO

By:	/s/ Albert Benchimol

	Name:	Albert Benchimol
	Title:	Executive Vice President & CFO

THE BANK OF NEW YORK, as Trustee

By:	/s/ Van K. Brown

	Name:	Van K. Brown
	Title:	Vice President